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                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

      The undersigned hereby agree that the Statement on Schedule 13D, dated August 16, 2001 ("Schedule 13D"), with respect to the shares of common stock, $0.01 par value, of NewsEdge Corporation, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of August 16, 2001.

                                        INFOBLADE ACQUISITION CORPORATION

                                        By /s/ Edward A. Friedland
                                        ----------------------------------------
                                        Name:  Edward A. Friedland
                                        Title: Vice President and Secretary


                                        THE THOMSON CORPORATION

                                        By: /s/ Michael S. Harris
                                        ----------------------------------------
                                        Name: Michael S. Harris
                                        Title:  Senior Vice President,
                                                General Counsel and Secretary